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Exhibit 99.2

[LETTERHEAD OF SAGENT ADVISORS INC.]

Board of Directors
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, MO 64106

Members of the Board:

        We hereby consent to the (i) inclusion of our opinion letter, dated February 6, 2007, to the Board of Directors of Great Plains Energy Incorporated ("Great Plains Energy") attached as Annex E to, and (ii) references thereto, and to us, under the captions "SUMMARY-Questions and Answers About the Transactions", "SUMMARY-Other Information Regarding the Merger-Opinions of Financial Advisors", "SUMMARY-Other Information Regarding the Merger-Other Matters", "THE TRANSACTIONS-Background of the Merger", "THE TRANSACTIONS—Great Plains Energy's Reasons for the Merger and Recommendation of Great Plains Energy's Board of Directors", "THE TRANSACTIONS- Opinions of Great Plains Energy's Financial Advisors" and "THE TRANSACTIONS- Opinions of Great Plains Energy's Financial Advisors-Opinion of Sagent Advisors Inc." in the joint proxy statement/prospectus relating to the proposed merger involving Great Plains Energy and Aquila, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Great Plains Energy. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, or the rules and regulations of promulgated thereunder.

SAGENT ADVISORS INC.
By:	/s/ Douglas V. Brown
Douglas V. Brown Managing Director

May 7, 2007

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[LETTERHEAD OF SAGENT ADVISORS INC.]